EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                                                                                              March 7, 2018

TANDY LEATHER FACTORY REPORTS Q4 AND FY 2017 FINANCIAL RESULTS
Positive Q4’17 Results and Strategic Plan Announced

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the fourth quarter and year ended December 31, 2017.  A conference call will be conducted by senior management at 10:00 am Eastern Time on March 8, 2018.  Dial-in details have been provided previously.

•
Q4’17 net sales increased 1.7% to $24.5 million, compared to prior year’s $24.1 million.  North America reported SSS decline of 0.8% and International reported SSS decline of 8.0%.  New and newly re-opened stores added $0.7 million of sales.

•	Q4’17 gross profit margin improved to 62.4% compared to prior year’s 60.2%.
•	Q4’17 operating income was approximately $3,199,000 and diluted EPS was $0.18.
•
FY’17 net sales decreased 0.7% to $82.3 million, compared to prior year’s $82.9 million.  North America reported SSS decline of 2.3% and International reported SSS decline of 3.3%.  New and newly re-opened stores added $1.3 million of sales.

•	FY’17 gross profit margin improved to 63.3% compared to prior year’s 62.4%.
•	FY’17 operating income was approximately $7,242,000 and diluted EPS was $0.48.
•	Excluding impact of tax reform, results would have been at the top end of the prior guidance range.

“After a challenging first nine months of 2017, we were pleased with the positive fourth quarter finish to the year,” commented Shannon Greene, Chief Executive Officer.  “We believe the foundation we’ve been laying with our new store growth strategy and district manager program are starting to make a difference.  In addition, the investments in our expanded product line have been well received by our customers, as were our extended holiday shopping hours.  Overall, the improvement in gross profit margin continues to shift higher as we sell more to our retail customers, while our operating expenses were in line with expectations.”

Consolidated net income for the quarter ended December 31, 2017 was $1.7 million compared to $2.1 million for the fourth quarter of 2016, a decrease of 19%.  Fully diluted earnings per share (“EPS”) for the fourth quarter of 2017 were $0.18, compared to $0.23 in last year’s fourth quarter.  Excluding the $341,000 charge for tax reform, our fourth quarter 2017 EPS would have been $0.22.  Consolidated net income for full year 2017 decreased to $4.5 million or EPS of $0.48 versus $6.4 million or $0.69 in the comparable period last year.

Sales from the North America segment, consisting of all stores in the US and Canada, increased $490,000 in the fourth quarter, up 2.1% from last year's fourth quarter sales.  For the year ended December 31, 2017, North America’s sales decreased $474,000 or 0.6% from prior year. Our International segment consisting of four stores outside of North America, added sales of $1,014,000 for the quarter compared to last year’s fourth quarter sales of $1,102,000, a decrease of 8.0%. For the full year 2017, International sales, totaling $3.8 million, were down 3.3%, or $129,000, over the same period last year.

Consolidated gross profit margin for the current quarter was 62.4%, compared to 60.2% for the fourth quarter of 2016.  For the full year 2017, consolidated gross profit margin was 63.3%, improving from last year's gross profit margin of 62.4%.  Consolidated operating expenses increased approximately 10.4% or $1,137,000 for the quarter, and 8.4% or $3,459,000 for the year, compared to the same periods in 2016.   For the full year 2017, significant increases in operating expenses relate to $1.3 million in personnel, selling, occupancy, and start-up costs for the seven new stores that have opened/reopened since October 2016, $1.1 million in personnel and travel costs related to the new district manager structure that began in early 2017, $0.2 million of higher base pay for our store managers, with the remaining increase related to increases in credit card processing fees, occupancy costs across our store footprint, new marketing initiatives, and home office wages.

Included in fourth quarter 2017’s results was a $341,000 charge for tax reform, primarily due to $805,000 of transition and withholding tax on the deemed repatriation of certain foreign earnings, offset by a $464,000 benefit from remeasuring our deferred tax position at the new corporate lower income tax rate.  This charge has been based on reasonable estimates and our current interpretation of the new tax reform but could change as new guidance is issued by regulators and as we finalize the underlying tax calculations.

Tina Castillo, Chief Financial Officer, commented, “Even though we took a hit from the new tax law in 2017, we believe, based on our current understanding of the tax law, we are better positioned for the future in the form of an overall lower effective tax rate.  We are still evaluating the impact of the new taxes on certain foreign sourced income, as well as the impact of eliminating the domestic manufacturing deduction and limitations on certain business deductions which take effect on January 1, 2018.  From a cash perspective, we can opportunistically bring back accumulated cash from overseas, without further tax consequences, to strengthen our domestic cash position.”

At December 31, 2017, inventory equaled $37.3 million, with an average inventory per store of $176,000 (excluding inventory at our home office manufacturing and distribution center and in-transit inventory).  Since December 31, 2016, inventory has increased $4.1 million as we invested in new stores and expanded our product line to support new marketing and merchandising initiatives.

Financial Outlook
The following statements are based on TLF's current expectations as of March 7, 2018.  These statements are forward-looking statements and should be read in conjunction with the cautionary information about these statements that appears below.
Estimated consolidated net sales for 2018 will be in the range of $82-84 million.  EPS for 2018 are expected to be in the range of $0.63 to $0.68.  Average shares outstanding, both basic and diluted, in 2018 are estimated to be approximately 9.3 million.  The Company assumes an effective tax rate for the year of 21%.
Ms. Greene added, “Our 2018 top line forecast includes a flat-to-2% same store sales improvement, along with the addition of two more stores.  Our bottom line forecast assumes a flat-to-slight decrease in our gross profit margin as we increase our efforts to grow sales to our business customers and add higher ticket, but lower margin products to further expand our product line-up.  From an opex standpoint, we expect a slight decrease in overall dollars spent as we make changes to our advertising and marketing spend and other home office costs.  Looking at our inventory levels, we do expect that there will be continued investment as we expand our merchandising for higher ticket products.”
TLF’s long term strategy to drive sustainable growth in traffic and sales and achieve fiscal year 2020 financial targets of $87 - 90 million in net sales and greater than 10% operating income margins include the following key priorities:
•	Grow sales by increasing the average ticket, expanding store hours and providing more incentive-based compensation to associates;
•	Improve our stores’ financial performance with an initial focus on correcting underperforming stores;
•	Upgrade our technology platform to provide more insightful data and analytics;
•	Attract, motivate and retain associates through a pay for performance culture and enhanced training;
•	Focus on product innovation including new classes and formats, as well as adding higher ticket products;
•	Maximize channels, including print, digital and e-commerce to attract new customers while retaining our established customers; and
•	Evaluate the District Manager program’s effectiveness to improve the overall return on investment.

Conference Call Information
A conference call will be conducted by senior management at 10:00 a.m. Eastern Time on March 8, 2018, and will be accessible to the public by calling 877-312-5524 or 253-237-1144.  Callers should dial in approximately 5 minutes before the call begins. A conference call replay will be available through 12:00 p.m. Eastern Time on March 13, 2018 and can be accessed by calling 855-859-2056 or 404-537-3406.  For both, reference conference ID number 5879805.  This call will be webcast and can be accessed at the company’s web site at www.tandyleather.com.
Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 115 North American stores located in 42 US states and 7 Canadian provinces, and four International stores located in the United Kingdom, Australia, and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.
Contact:	Tina Castillo, Tandy Leather Factory, Inc.	(817) 872-3200 or tcastillo@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected financial data (UNAUDITED):

	Quarter Ended 12/31/17		Quarter Ended 12/31/16
	Net Sales	Income from Operations	Net Sales	Income from Operations
North America*	$23,488,067	$3,222,571	$22,998,362	$3,580,181
International	1,014,205	(23,952)	1,102,137	(21,190)
Total Operations	$24,502,272	$3,198,619	$24,100,499	$3,558,991

	Year Ended 12/31/17		Year Ended 12/31/16
	Net Sales	Income from Operations	Net Sales	Income from Operations
North America*	$78,568,219	$7,498,817	$79,041,920	$10,224,773
International	3,753,049	(256,995)	3,882,072	75,958
Total Operations	$82,321,268	$7,241,822	$82,923,992	$10,300,731

North America*	Quarter Ended 12/31/17		Quarter Ended 12/31/16
	# of stores	Net Sales	# of stores	Net Sales
Same stores	108	$22,606,789	108	$22,796,269
New stores	6	706,764	3	202,093
Temp closed store	1	174,514	1	-
Total Sales – North America	115	$23,488,067	111	$22,998,362

North America*	Year Ended 12/31/17		Year Ended 12/31/16
	# of stores	Net Sales	# of stores	Net Sales
Same stores	107	$75,698,765	107	$77,449,960
New stores	7	2,374,044	4	1,034,142
Closed/temp close stores	1	495,410	3	557,818
Total Sales – North America	115	$78,568,219	111	$79,041,920

International – there were no new stores or closed stores for the three and twelve-months ended December 31, 2017 and 2016, so total sales are equal to same store sales.

* We operate in two segments:  North America and International.  Prior to January 1, 2017, we operated in three segments:  Wholesale, Retail and International.  To better reflect how management analyzes the business and allocates resources, we combined Wholesale and Retail into North America effective January 1, 2017, while International remains the same. All prior year data discussed throughout this press release has been restated to conform to the new reporting segment structure.  There is no change to our consolidated financial position or results.

TANDY LEATHER FACTORY, INC.
(UNAUDITED)
CONSOLIDATED BALANCE SHEETS

	12/31/17	12/31/16
ASSETS
CURRENT ASSETS:
Cash	$18,337,258	$16,862,304
Accounts receivable-trade, net of allowance for doubtful accounts
of $10,637 and $2,404 in 2017 and 2016, respectively	461,212	560,984
Inventory	37,311,197	33,177,539
Prepaid income taxes	41,307	964,323
Prepaid expenses	1,473,147	1,608,860
Other current assets	189,029	140,232
Total current assets	57,813,150	53,314,242

PROPERTY AND EQUIPMENT, at cost	27,218,481	25,536,352
Less accumulated depreciation and amortization	(11,750,639)	(9,884,559)
	15,467,842	15,651,793

DEFERRED INCOME TAXES	271,738	375,236
GOODWILL	962,949	956,201
OTHER INTANGIBLES, net of accumulated amortization of
$710,000 and $708,000 in 2017 and 2016, respectively	19,222	20,840
OTHER ASSETS	379,695	334,408
	$74,914,596	$70,652,720

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$1,413,450	$1,621,884
Accrued expenses and other liabilities	4,953,477	5,937,187
Current maturities of capital lease obligation	-	72,686
Current maturities of long-term debt	614,311	614,311
Total current liabilities	6,981,238	8,246,068

DEFERRED INCOME TAXES	1,636,958	1,956,032

LONG-TERM DEBT, net of current maturities	6,757,419	6,757,419

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.10 par value; 20,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, $0.0024 par value; 25,000,000 shares
authorized, 11,313,692 and 11,235,992 shares issued at 2017 and 2016,
9,270,862 and 9,193,162 outstanding at 2017 and 2016, respectively	27,153	26,966
Paid-in capital	6,831,271	6,368,455
Retained earnings	63,921,244	59,469,493
Treasury stock at cost (2,042,830 shares at 2017 and 2016)	(10,278,584)	(10,278,584)
Accumulated other comprehensive income	(962,103)	(1,893,129)
Total stockholders' equity	59,538,981	53,693,201
	$74,914,596	$70,652,720

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31,

	THREE MONTHS		TWELVE MONTHS
	2017	2016	2017	2016
NET SALES	$24,502,272	$24,100,498	$82,321,268	$82,923,992

COST OF SALES	9,205,353	9,580,663	30,207,439	31,210,750

Gross profit	15,296,919	14,519,835	52,113,829	51,713,242

OPERATING EXPENSES	12,098,300	10,960,844	44,872,007	41,412,511

INCOME FROM OPERATIONS	3,198,619	3,558,991	7,241,822	10,300,731

OTHER (INCOME) EXPENSE:
Interest expense	62,390	46,240	205,555	155,189
Other, net	(11,258)	(30,322)	(126,857)	(57,287)
Total other (income) expense	51,132	15,918	78,698	97,902

INCOME BEFORE INCOME TAXES	3,147,487	3,543,073	7,163,124	10,202,829

PROVISION FOR INCOME TAXES	1,476,147	1,483,076	2,711,373	3,800,570

NET INCOME	$1,671,340	$2,059,997	$4,451,751	$6,402,259

NET INCOME PER COMMON SHARE:
Basic	$0.18	$0.23	$0.48	$0.69
Diluted	$0.18	$0.23	$0.48	$0.69

Weighted Average Number of Shares Outstanding:
Basic	9,270,862	9,188,483	9,242,092	9,301,867
Diluted	9,272,330	9,301,867	9,256,810	9,321,558

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31,

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,451,751	$6,402,259
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,875,102	1,719,154
Loss on disposal or abandonment of assets	3,139	16,985
Non-cash stock-based compensation	239,599	199,870
Deferred income taxes	(215,576)	205,111
Foreign currency translation	883,670	(163,292)
Net changes in assets and liabilities:
Accounts receivable-trade, net	99,772	(7,778)
Inventory	(4,133,658)	407,000
Prepaid expenses	135,713	(284,788)
Other current assets	(48,797)	(70,035)
Accounts payable-trade	(208,434)	(361,492)
Accrued expenses and other liabilities	(983,710)	(108,365)
Income taxes payable	923,016	(415,046)
Total adjustments	(1,430,164)	1,137,324
Net cash used in operating activities	3,021,587	7,539,583

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,689,645)	(1,697,704)
Proceeds from sale of assets / insurance	35,963	153,483
(Increase) in other assets	(43,669)	(1,127)
Net cash used in investing activities	(1,697,351)	(1,545,348)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable and long term debt	-	3,660,505
Payments on capital lease obligations	(72,686)	(79,396)
Repurchase of common stock (treasury stock)	-	(3,675,654)
Proceeds from exercise of stock options	223,404	-
Net cash provided by (used in) financing activities	150,718	(94,545)

NET DECREASE IN CASH	1,474,954	5,899,689

CASH, beginning of period	16,862,304	10,962,615

CASH, end of period	$18,337,258	$16,862,304

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$205,555	$155,189
Income tax paid during the period, net of (refunds)	$1,788,357	$4,215,616